Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-124461, 333-116659, 333-110716, 333-110715, 333-107288, 333-102577, 333-85658, and 333-87180 on Form S-3 and Registration Statement Nos. 333-67392, 333-74032, 333-85402, 333-90530, 333-106996 and 333-106994 on Form S-8 of Inverness Medical Innovations, Inc. of our report dated March 12, 2004 on our audit of the financial statements of Ischemia Technologies, Inc. for the year ended December 31, 2003 in the Form 8-K/A Current Report of Inverness Medical Innovations, Inc.

/s/ Ernst & Young LLP
Denver, Colorado
May 26, 2005